Exhibit 5.1
[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]
July 10, 2006
Lafarge, S.A.
61, rue des Belles Feuilles
75116 Paris
France

Ladies and Gentlemen:
     We have acted as special French counsel to Lafarge S.A., a French société anonyme (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), as amended, of a registration statement on Form F-3 (the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable) of unsecured Debt Securities (the “Debt Securities ”). The Debt Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities are to be issued under an indenture (the “Indenture”) to be entered into between the Company and Law Debenture Trust Company of New York, as trustee (the “Trustee”).
     We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of debt securities (obligations, under French law), including resolutions of the board of directors of the Company (the “Resolutions”) authorizing the issuance, offering, and sale of debt securities (including by means of distribution of instruments such as the Debt Securities), and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.
     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is validly existing as a société anonyme under the laws of the French Republic.
     2. The Debt Securities, when issued by the Company in accordance with the resolutions of the board of directors referred to above, will be duly authorized.
     The foregoing opinions are limited to the laws of the French Republic.
     In addition, we are of the opinion that the statements set forth under the heading “Tax Considerations—French Taxation” in the Registration Statement, insofar as such statements purport to describe certain tax rules of the French Republic, constitute a fair summary of the principal French tax consequences of an investment in Debt Securities issued (or deemed to be issued) outside of the French Republic for holders who are domiciled or resident for tax purposes outside of the French Republic and who do not act through a permanent establishment or fixed base therein.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Debt Securities” or “Validity of the Notes” as counsel for the Company who have passed on the validity of the Debt Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Robert Bordeaux-Groult
Robert Bordeaux-Groult, a Partner